Exhibit (k)

ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of this              day of May, 2005, by and between Aetos Capital Opportunities Fund, LLC (the “Fund”), a Delaware limited liability company, and SEI Investments Global Funds Services (formerly SEI Investments Mutual Fund Services) (the “Administrator”), a Delaware business trust.

WHEREAS, the Fund is a registered, non-diversified, closed-end management investment company under the Investment the Company Act of 1940, as amended (the “1940 Act”) consisting of limited liability company interests (the “Interests”); and

WHEREAS, the Fund desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to the Fund on the terms and conditions hereinafter set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

ARTICLE 1. Retention of the Administrator. The Fund hereby retains the Administrator to furnish the Fund with accounting and administrative services as set forth in this Agreement, and the Administrator hereby accepts such employment. The Administrator shall be deemed to be an independent contractor for all purposes herein.

ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or supervise the performance by others of the accounting and administrative services set forth in Schedule A hereto. In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Fund’s Limited Liability Company Agreement (the “LLC Agreement”) and Offering Memorandum as they may be amended (provided copies are delivered to the Administrator). The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund and (ii) shall not provide any investment advisory services to the Fund, and shall have no liability related to the foregoing. The Administrator shall provide the Fund with all necessary office space, equipment, personnel, compensation and facilities (including facilities for Members’ and Board of Managers’ meetings) for providing such services identified in Schedule A. The Administrator may sub-contract with third parties to perform certain of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain principally responsible to the Fund for the acts and omissions of such other entities. In meeting its duties hereunder, the Administrator shall have the general authority to do all acts deemed in the Administrator’s reasonable good faith belief to be necessary and proper to perform its obligations under this Agreement.

ARTICLE 3. Allocation of Charges and Expenses.

(A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this

Agreement. The Administrator shall also pay all compensation, if any, of officers of the Fund who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Managers of the Fund to perform services on behalf of the Fund.

(B) Fund Expenses. The Fund assumes and shall pay or cause to be paid all expenses of the Fund not otherwise allocated to the Administrator in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation and tender offer materials and notices to existing members, all expenses incurred in connection with issuing and redeeming Interests, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Interests under Federal and state securities laws, fees and out-of-pocket expenses of Managers who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, the costs of Managers’ meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Fund. The Fund shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for SAS 70 audit charges, and reasonable copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

ARTICLE 4. Compensation of the Administrator. The Fund shall pay to the Administrator compensation at the annual rate specified in Schedule B to this Agreement until this Agreement is terminated in accordance with Article 6. Such compensation shall be calculated and accrued monthly, and paid to the Administrator monthly, within 30 days of month-end, otherwise the Administrator shall be entitled to charge and/or set-off such amounts against any account of the Fund. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator’s compensation for the preceding month shall be made promptly.

ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 5, the term “Administrator” shall include officers, employees and other agents of the Administrator as well as that entity itself.) Under no circumstances shall the Administrator be liable to the Fund for consequential, indirect or punitive damages.

So long as the Administrator, or its agents, acts without willful misfeasance, bad faith or gross negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, the Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of the Administrator in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

If in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Fund of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

The Administrator may apply to the Fund at any time for instructions and may, with the prior consent of Aetos Alternatives Management, LLC, the Fund’s investment manager (the “Manager”), consult counsel for the Fund or its own counsel and with accountants and other experts, at the Fund’s expense, with respect to any matter arising in connection with the Administrator’s duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Fund until receipt of written notice thereof from the Fund.

Nothing herein shall make the Administrator liable for the performance or omissions of unaffiliated third parties not under the Administrator’s reasonable control such as, by way of example and not limitation, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

The Administrator is entitled to rely on the price information provided by the underlying funds in which the Fund invests, brokers and custodians (provided such brokers and custodians are satisfactory to the Manager) in order to calculate the Fund’s net asset value (and the value of members’ capital accounts based upon such valuation) and the Administrator shall not be liable for any valuation errors resulting from the use of such information.

ARTICLE 6. Duration and Termination of this Agreement.

(A)	This Agreement shall become effective on the date set forth in Schedule B hereto and shall remain in effect for the full duration of the Initial Term and each Renewal Term, each as set forth in Schedule B, unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated only: (a) by either party upon at least 90 days’ prior written notice at the end of the Initial Term or any Renewal Term; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date of termination; or (c) effective upon the liquidation of the Fund. For purposes of this paragraph, the term “liquidation” shall mean a transaction in which the assets of the Fund are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the members in complete liquidation of the interests of such members in the Fund.

(B)	If this Agreement is terminated by the Fund within three (3) years from the Effective Date hereof, for any reason other than as stated in Article 6(A) the Fund shall be liable to pay the Administrator either the fees payable for the remainder of the Initial Term as set forth in Schedule B hereto under the sub-heading “Asset Based Fees” (based on the average net asset value of all of the Aetos funds registered under the 1940 Act (the “Aetos Funds”) for the three months preceding the day on which the Fund so terminates this Agreement), or the Annual Minimum Fees payable for the remainder of the Initial Term, whichever is greater (“the Deconversion Fee”) in accordance with the following schedule: if the Agreement is terminated within the first 12 months of the Effective Date, the Fund shall be liable to pay 80 % of the Deconversion Fee; if the Agreement is terminated after the first 12 months but within 24 months of the Effective Date, the Fund shall be liable to pay 90 % of the Deconversion Fee; and if this Agreement is terminated after the first 24 months but within 36 months of the Effective Date, the Fund shall be liable to pay 100 % of the Deconversion Fee. For avoidance of doubt, the Fund shall remain liable to pay the Administrator the Deconversion Fee in accordance with the provisions of this Article 6(B) in circumstances where the assets of the Fund are merged, reorganized or transferred to an entity to which neither the Administrator nor an affiliate of the Administrator is appointed to provide administration services.

ARTICLE 7. Activities of the Administrator. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

ARTICLE 8. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its members received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that Administrator may disclose such information as required by law, or after prior notification to and with prior approval in writing by the Fund.

ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund’s instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

ARTICLE 10. Compliance with Governmental Rules and Regulations. The Administrator undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder including any applicable anti-money laundering laws and regulations.

ARTICLE 11. Internet Access. Data and information may be made electronically accessible to the Fund and its adviser and/or sub-adviser(s) through Internet access to one or more links provided by the Administrator (“Web Link”). All rights in Web Link (including text and “look and feel” attributes) are owned by the Administrator. Any commercial use of the content or any other aspect of Web Link requires the written permission of the Administrator. Use of the Web Link by the Fund or its agents will be subject to any terms of use set forth on the web site. A Web Link and the information (including text, graphics and functionality) in the Web Link is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Link will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Link.

ARTICLE 12. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 13. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that Administrator may assign its rights and delegate its duties hereunder to any affiliate of SEI Investments Company upon thirty days prior written notice to the Fund.

ARTICLE 14. Agreement for Sole Benefit of the Administrator and the Fund. This Agreement is for the sole and exclusive benefit of the Administrator and the Fund and will not be deemed to be for the direct or indirect benefit of the clients or customers of the Administrator or the Fund. The clients or customers of the Administrator or the Fund will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

ARTICLE 15. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

ARTICLE 16. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, at 375 Park Avenue, New York, New York 10152; and if to the Administrator, Attention: General Counsel, One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

ARTICLE 17. Force Majeure. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

ARTICLE 18. Equipment Failures. The Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Administrator, at no additional cost to the

Fund, shall take reasonable steps to minimize service interruptions. The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

ARTICLE 19. Definitions of Certain Terms. The term “affiliated person,” when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

ARTICLE 20. Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

ARTICLE 21. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 22. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE 23. Binding Agreement. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

ARTICLE 24. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

AETOS CAPITAL OPPORTUNITIES FUND, LLC

By:
Name:
Title:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:
Name:
Title:

SCHEDULE A

LIST OF SERVICES

1. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

The Administrator will perform the following accounting services for the Fund:

(i)	Journalize investment, capital and income and expense activities;

(ii)	Receive investment activity for hedge fund-of-fund investments from investment adviser in written form and facilitate notification and wire movement process to such funds.

(iii)	Receive buy/sell trade tickets from the Adviser, process the activity on the books and records of the funds and reconcile such activity with the fund’s custodian.

(iv)	Maintain individual ledgers for each investment fund in which the Fund is invested and use valuations provided by the underlying funds in which the Fund is invested or as reported by the Adviser;

(v)	Maintain historical tax lots for each security;

(vi)	Record and reconcile corporate action activity and all other capital changes;

(vii)	Reconcile cash and investment balances of the Fund with the Fund’s custodian(s), and provide the Adviser with the beginning cash balance available for investment purposes.

(viii)	Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund’s prospectus;

(ix)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(x)	Prepare and monitor the expense accruals and notify any officer of the Fund of any proposed adjustments;

(xi)	Control all disbursements and authorize such disbursements from the Fund’s account with the custodian(s) upon Written Instructions;

(xii)	Calculate capital gains and losses;

(xiii)	Determine net income;

(xiv)	Determine applicable foreign exchange gains and losses on payables and receivables, if applicable;

(xv)	Transmit or mail copy of the monthly portfolio valuation to the Adviser;

(xvi)	Arrange for the computation of the net asset value in accordance with the provisions of the Fund’s LLC Agreement and prospectus; and

(xvii)	As appropriate, compute total return and expenses.

(xviii)	Maintain records and other information necessary on a book basis to facilitate the preparation of the Fund’s tax returns and tax information reports to the Members by the audit firm.

2. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

The Administrator will perform the following administration services:

(i)	Prepare monthly security transaction listings;

(ii)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(iii)	Coordinate with the Adviser contractual relationships and communications between the Fund and its contractual service providers;

(iv)	Prepare and file the Fund’s Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

(v)	Coordinate with the Adviser the preparation and printing of the Fund’s annual and semi-annual shareholder reports; and

(vi)	Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and the Administrator.

(vii)	Provide such fund accounting and financial reports in connection with quarterly meetings of the Board of Managers as are required or as the Board may reasonably request;

(viii)	Manage the tender offer process, including coordinating with outside service provider to distribute tender offers, track shareholder responses and tabulate tender offer results;

(ix)	Provide individuals to serve as officers of the Fund, as requested;

(x)	Coordinate with the Fund’s counsel on drafting, reviewing and filing registration statements and tender offers, and coordinate printing and delivery of prospectus and tender offers;

(xi)	Coordinate the Fund’s Board of Mangers’ schedule, agenda and production of Board meeting materials, and attend Board meetings (if requested);

(xii)	Provide consultation to the Fund and its Adviser on regulatory matters relating to the operation of the Fund, and update the Fund and its Adviser on significant regulatory and legislative developments which may affect the Fund;

(xiii)	Develop or assist legal counsel to the Fund in the development of policies and procedures relating to the operation of the Fund;

(xiv)	Act as liaison to legal counsel to the Fund and, where applicable, to legal counsel to the Fund’s independent Mangers;

(xv)	Coordinate the preparation, review and execution of contracts between the Fund and third parties;

(xvi)	Assist the Fund in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with the Fund’s legal counsel in responding to any non-routine regulatory matters with respect to such matters;

(xvii)	Coordinate as necessary the registration or qualification of Interests of the Fund with appropriate state securities authorities.

3. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS.

The Administrator will perform the following functions:

(i)	Maintain the register of Members and enter on such register all issues, transfers and repurchases of interests in the Fund;

(ii)	Arrange for the calculation of the issue and repurchase prices of interests in the Fund in accordance with the Fund’s LLC Agreement;

(iii)	Allocate income, expenses, gains and losses to individual Members’ capital accounts in accordance with the Fund’s LLC Agreement; and

(iv)	Calculate the Incentive Allocation in accordance with the Fund’s LLC Agreement and reallocate corresponding amounts from the applicable Members’ accounts to the Adviser’s account;

(v)	Provide statements to Members on a monthly basis or as frequently as may otherwise be agreed that set forth the value of and appropriate detail for the Members’ Interests in the Fund

[END OF SCHEDULE A]

SCHEDULE B

Fees & Expenses

Administration, Accounting Services and Investor Servicing Fee (monthly valuation):

Asset Based Fees - calculated based on the aggregate month end net assets of the Aetos Funds registered under the 1940 Act.

Asset Level	Fund Fees
First $250 million	12 BP per year
Next of $250 million	10 BP per year
Excess of $500 million	8 BP per year

Annual Minimum Fees - calculated and paid monthly

Minimum Fund Fees
Annual Minimum per fund	$90,000 for the first fund; $60,000 per additional fund

Investor Servicing Fee:*	• $50 annual per investor account charge

• $25 per investor transaction

• $15 per investor fulfillment item/phone call (i.e., offering documents, annual reports, prospectuses)
* Retail focused registered funds (using NSCC etc.) will incur a $15,000 annual fee plus above fee schedule.

Other:	All reasonable out of pocket expenses (i.e., blue sky fees, fulfillment charges, pricing service fees, postage, independent board members, registration fees, facsimile and telephone charges) incurred by the Administrator on behalf of the Fund will be billed to the Fund quarterly in arrears.

Regarding U.S. L.P.s – it is our understanding that tax services (1065’s, K-1’s) will be completed by public accounting firm in conjunction with annual audit.

Term:	This Agreement shall become effective on September 1, 2002 May , 2005 (“Effective Date”) and shall remain in effect through August 31, 2005 , 2008 (“Initial Term”) and, thereafter, renew for successive terms of one year each (each a “Renewal Term”), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.

[END OF SCHEDULE B]